Exhibit 99.1
The Clorox Company News Release

George Harad Elected to Clorox Board of Directors
OAKLAND, Calif., Jan. 10, 2006 – The Clorox Company (NYSE: CLX) (PCX: CLX) today announced the election of George Harad to its board of directors.
Harad, 61, most recently served as executive chairman of the board of OfficeMax Incorporated (formerly Boise Cascade Corporation) until his retirement in June 2005. He joined Boise Cascade in 1971 as an administrative assistant in the company’s Housing Group and subsequently held a number of leadership positions, including controller, chief financial officer, chief operating officer, and president and chief executive officer.
Prior to joining Boise Cascade, Harad was a consultant for the Boston Consulting Group and a teaching fellow at Harvard University. In addition, he has served with many community, educational and professional organizations, including as chairman of the American Forest and Paper Association, a director and member of the board of governors and executive committee of the National Council for Air and Stream Improvement, Inc.; founder and president of the Boise Council for Gifted/Talented Students; trustee of The Nature Conservancy of Idaho; director of the Boise Public Schools Education Foundation; trustee of the Albertson College of Idaho; director of the American Association of Private Pension and Welfare Plans; trustee of the Institute of Paper Science and Technology; member of The Business Roundtable; and director of the National Association of Manufacturers. He has also served as a director of several companies including FM Global and the Dial Corporation.
Harad holds a bachelor’s degree in government from Franklin and Marshall College and a master’s degree in business administration from Harvard Business School.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal-year 2005 revenues of $4.4 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $62.2 million to nonprofit organizations, schools and colleges; and in fiscal-year 2005 alone made product donations valued at $4.9 million. For more information about Clorox, visit www.TheCloroxCompany.com.
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